Exhibit 99.2
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     FOR IMMEDIATE RELEASE

     Contact:
     Becky Haight
     Pathnet --Investor Relations
     877 227-5600
     investor@pathnet.net

     Kye Presley-Dowd
     Pathnet -- Media Relations
     202 295-3286
     kpresleydowd@pathnet.net

     Mary Ward
     Lucent Technologies
     908 582-7658 (office)
     maryward@lucent.com


     PATHNET SELECTS FIBER FROM LUCENT TECHNOLOGIES FOR ITS NATIONWIDE NETWORK

     Washington, D.C, Wednesday, February 3, 1999 - Pathnet, Inc., a privately held "carrier's carrier" of digital telecommunications capacity to under-served and second- and third-tier U.S. markets, announced today that it has selected Lucent Technologies to be the exclusive supplier of fiber-optic cable for its nationwide, voice and data network. The agreement is initially valued at $440 million and could grow up to $2.1 billion over the life of the seven-year agreement. This represents potentially the single largest fiber supply agreement to a network operator in the United States.

     Pathnet previously announced plans to expand its business strategy from the development of wireless networks to a broader, integrated strategy employing both wireless and fiber-optic technologies in its networks. The Lucent supply agreement provides a broad level of support to that effort, including fiber-optic equipment, network planning and design, technical and marketing support, and financing. Pathnet fiber facilities will be constructed and deployed on selected routes, and the company will integrate those routes with its existing and future wireless facilities.

     Under the agreement, Pathnet will use Lucent's TrueWave (R) RS (reduced slope) fiber, a revolutionary new fiber for long-distance networks developed by Bell Labs. Lucent has agreed to provide equipment financing of approximately $400 million for the first phase of the network construction. Lucent may provide or arrange financing for future phases of the fiber portion of Pathnet's network, in amounts of up to $400 million for each phase, provided Pathnet fulfills mutually agreed upon terms. The total amount of financing over the life of this seven-year agreement is not to exceed $1.8 billion.

     "Pathnet's plan has long been to create the industry's most extensive, low-cost network coverage to the under-served and second- and third-tier markets for voice, data and Internet carriers," said Dick Jalkut, president and chief executive officer of Pathnet. "Our relationship with Lucent allows us to leverage our early wireless success while giving us the flexibility to accelerate complimentary fiber development over the next several years."

     "We are extremely pleased to be part of Pathnet's plans for a high-capacity, data and voice network, and we're delighted they chose our industry-leading TrueWave fiber," said Nina Aversano, president, North America for Lucent's Global Service Provider business. "The combination of Lucent's expertise in designing networks, our relationships within the industry and Pathnet's innovative approach to creating a nationwide network gives service providers an efficient way to meet the ever-increasing demand from their customers for more bandwidth."

     Pathnet will continue to rely on its traditional approach of partnering with railroads, pipelines, utilities and other owners of telecommunications assets for rights-of-way throughout the United States. Pathnet expects that by broadening its partnering arrangements to include fiber, it will be able to offer customized networks to service providers. Through partnering, co-development and the establishment of anchor tenants, the company expects to minimize the costs of its retained network. Pathnet will utilize Lucent's fiber products to deliver bandwidth services as well as dark or dim fiber to customers requiring dedicated network services in markets that are currently under-served. As with its wireless network, Pathnet will serve as the network designer and project manager for the overall fiber build-out.

     Lucent Technologies has the largest combined optical fiber and fiber cable operations in the world. TrueWave RS fiber is part of the company's award winning TrueWave product line and represents the next-generation in fiber optics, giving long distance providers increased capacity and a future-proof solution for emerging high-speed Dense Wavelength Division Multiplexing (DWDM) systems. It is manufactured in Lucent's Atlanta Works facility.

     Lucent Technologies designs, builds and delivers a wide range of public and private networks, communications systems and software, business telephone systems and microelectronic components. Bell Labs is the research and
     development   arm  for  the   company.   More   information   about  Lucent
     Technologies, headquartered in Murray Hill, N.J., is available on its Web site at www.lucent.com.
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     As of  December  31,  1998,  Pathnet  had 2,000  route  miles of  completed network, an additional 5,000 route miles of network under construction and 10,000 route miles of network under contract. Pathnet provides commercial telecommunications service to inter-exchange carriers, local exchange carriers, Internet service providers, Regional Bell Operating Companies, cellular operators and resellers. The company is a "carriers' carrier" providing high capacity, wireless and fiber bandwidth to under-served and second- and third-tier markets. Pathnet's strategy is to build low-cost telecommunications networks through partnering arrangements. The company's headquarters are located in Washington, D.C., at 1015 31st Street, N.W.,
     Washington, D.C., 20007. For additional information about Pathnet, visit the company Web site at www.pathnet.net.
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     This  press  release   contains  some  matters  that  are   forward-looking
     statements. The reader is cautioned that these forward-looking statements, such as plans to sign additional agreements with private network operators; offer services to telecom service providers; enter into partnering, co-development and anchor tenant arrangements; building a digital network; and statements regarding the development of Pathnet's business, and other statements contained herein regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results will be achieved; actual events may differ materially as a result of risks facing Pathnet. For a discussion of factors that could affect the forward-looking statements, see Pathnet's public filings on file with the Securities and Exchange Commission.

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Editor's Note: For more information on Pathnet's business strategy, please refer to Pathnet's press release issued earlier this morning, or call Pathnet at 202-295-3286.